Exhibit 3(n)
Certificate of Incorporation
STRATOS NEW ZEALAND LIMITED
(AK/819119)
This is to certify that BT NETLEY LIMITED was incorporated under the Companies Act 1993 on the 12th day of August 1996 and changed its name to STRATOS NEW ZEALAND LIMITED on the 9th day of January 2001.
Neville Harris
Registrar of Companies
9 January 2001